Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-190844, 333-172239, 333-154911, 333-131796, 333-109317, 333-104968, 333-82752, 333-40276, 333-37138, 333-71151, 333-47033 and 333-16205) of PAREXEL International Corporation of our reports dated August 20, 2014, with respect to the consolidated financial statements and schedule of PAREXEL International Corporation, and the effectiveness of internal control over financial reporting of PAREXEL International Corporation, included in this Annual Report (Form 10-K) for the year ended June 30, 2014.

/s/ Ernst & Young LLP
Boston, Massachusetts
August 20, 2014